Ex - (e)
DISTRIBUTION AGREEMENT
THIS DISTRIBUTION AGREEMENT (this “Agreement”) is made as of this 12th day of October 2009, by and between Schwab Strategic Trust (the “Company”), an open-end investment management company organized as a Delaware statutory trust, and SEI Investments Distribution Co. (the “Distributor”), a Pennsylvania corporation.
WHEREAS, the Company is registered as an investment company with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and its shares of beneficial interest (“Shares”) are registered with the SEC under the Securities Act of 1933, as amended (the “1933 Act”); and
WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is a member of the Financial Industry Regulatory Authority (“FINRA”); and
WHEREAS, the Company intends to create and redeem groups of Shares of each class or series of the Company identified on Schedule A hereto, which may be amended by the parties pursuant to Section 9.15 of this Agreement to add groups of Shares of other classes or series of the Company (each such class or series appearing on Schedule A at any time being a “Fund” and all such classes and series being the “Funds” subject to this Agreement at that time) on a continuous basis at their net asset value only in aggregations constituting Creation Units (as defined in the Company’s Registration Statement); and
WHEREAS, the Shares of each Fund will be listed on one or more national securities exchanges (together, the “Listing Exchanges”);
WHEREAS, the Company desires to retain the Distributor to act as the distributor with respect to the issuance and distribution of Creation Units of each Fund, hold itself available to receive and process orders for such Creation Units in the manner set forth herein, and to enter into arrangements with broker-dealers who may break apart such Creation Units in order to solicit purchases of Shares as and in the manner provided in the Company’s Registration Statement.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained and intending to be legally bound, the parties hereby agree as follows:
SECTION 1 APPOINTMENT
The Company hereby appoints Distributor as its primary but non-exclusive distributor of Creation Units of the Funds and to provide other services in accordance with the terms set forth in this Agreement. Distributor accepts such appointment and agrees to furnish certain related services as set forth in this Agreement. Company shall timely perform all material obligations identified in this Agreement as obligations of the Company, including, without limitation, providing the Distributor with all marketing materials reasonably requested by the Distributor and giving all necessary consents or approvals in good faith and within a timely manner. Company will notify the Distributor as soon as reasonably practical in advance of any matter which could materially affect the Distributor’s performance of its duties and obligations under this Agreement, including any amendment to the Prospectus or Sales Materials (each as defined in Section 2, below). Company will provide Distributor with a copy of each Prospectus as soon as reasonably possible prior to or contemporaneously with filing the same with an applicable regulatory body and with all Sales Materials as early as practical prior to their first use. Company will cooperate with requests from government regulators and the Distributor for information relating to customers and/or transactions involving the Creation Units, as permitted by law, in order for the Distributor to comply with its regulatory obligations. In the event Company, in its sole discretion, determines that it is in the interest of the Company to suspend or terminate the sale of any Creation Units, the Company shall promptly notify the Distributor of such fact in advance and in writing prior to the date on which the Company desires to cease offering the Creation Units.

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SECTION 2 SOLICITATION OF SALES AND OTHER SERVICES
     2.01 Solicitation of Sales. The Company grants to Distributor the right to sell its Creation Units authorized for issue at the applicable net asset value, in accordance with the Prospectus, as agent and on behalf of the Company, during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC and the laws governing the sale of securities in the various states (“Blue Sky Laws”). In consideration of these rights granted to the Distributor, the Distributor agrees to use its best efforts in connection with the distribution of Creation Units of the Trust on a continuous basis; provided, however, that the Distributor shall not be prevented from entering into like arrangements with other issuers. As used in this Agreement, the term, “Prospectus” means any prospectus, registration statement, statement of additional information, proxy solicitation and tender offer materials, annual or other periodic report of the Company or any Fund of the Company including all amendments or supplements thereto. As used in this Agreement, “Sales Materials” means any advertising, marketing, shareholder communication, or promotional material generated by the Company or its investment adviser from time to time.
     2.02 Other Services. Without limiting the foregoing, the Distributor will perform or supervise the performance by others of the services set forth herein, including those set forth in Schedule B hereto. If the Distributor delegates any obligations hereunder, it shall be solely responsible for ensuring all such delegates comply with all relevant terms of this Agreement and any non-compliance of such parties shall constitute a breach by Distributor.
SECTION 3 REPRESENTATIONS, WARRANTIES AND COVENANTS
     3.01 Representations, Warranties and Covenants of the Company. The Company represents, warrants and covenants that:
          (a) it is duly organized, validly existing and in good standing under the laws of the state of its formation, and has all requisite power under the laws of such state and applicable federal law to conduct its business as now being conducted and to perform its obligations as contemplated by this Agreement;
          (b) this Agreement has been duly authorized by the board of trustees of the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms;
          (c) it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it, its advisor or its properties or assets which are expected, individually or in the aggregate, to have a material effect upon its ability to perform its obligations under this Agreement;
          (d) it is an investment company that is duly registered under all applicable laws and regulations, including, without limitation the 1940 Act, and each Fund is a separate series of the Company;
          (e) each Prospectus and piece of Sales Material has been prepared in accordance with all applicable laws and regulations and, at the time such Prospectus was filed with the SEC and became effective, no Prospectus will include an untrue statement of a material fact or omit to state a material fact that is required to be stated therein so as to make the statements contained in such Prospectus not misleading;

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     3.02 Representations, Warranties and Covenants of Distributor. Distributor hereby represents, warrants and covenants that:
          (a) it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;
          (b) all activities by Distributor and its partners, agents, and employees as distributor of the Creation Units of the Company shall comply with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC;
          (c) it is not a party to any, and there are no, pending or threatened Actions of any nature against it or its properties or assets which are expected, individually or in the aggregate, to have a material effect upon its ability to perform its obligations under this Agreement, including, without limitation, the Actions involving certain leveraged exchange traded funds for whom Distributor serves as distributor and which the parties have discussed;
          (d) it is a member of FINRA and agrees to abide by all of the rules and regulations of FINRA, including, without limitation, its Conduct Rules. The Distributor agrees to comply with all applicable federal and state laws, rules and regulations. The Distributor agrees to notify the Company immediately in the event of its expulsion or suspension by FINRA. Expulsion of the Distributor by FINRA will automatically terminate this Agreement immediately without notice. Suspension of the Distributor by FINRA will terminate this Agreement effective immediately upon written notice of termination to the Distributor from the Company;
          (e) its anti-money laundering program (“AML Program”), at a minimum, (i) designates a compliance officer to administer and oversee the AML Program, (ii) provides ongoing employee training, (iii) includes an independent audit function to test the effectiveness of the AML Program, (iv) establishes internal policies, procedures, and controls that are tailored to its particular business, (v) includes a customer identification program consistent with the rules under Section 326 of the USA PATRIOT Act, (vi) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (vii) provides for screening all new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the USA PATRIOT Act, and (viii) allows for appropriate regulators to examine its anti-money laundering books and records. Notwithstanding the foregoing, the Trust acknowledges that the Authorized Participants (that is, a person authorized to purchase and redeem aggregations of a specified number of Shares of any Fund in accordance with the exemptive order noted below) are not “customers” for the purposes of 31 CFR 103;
          (f) (i) it has in place compliance policies and procedures reasonably designed to ensure compliance with the Federal Securities Laws as that term is defined in Rule 38a-1 under the 1940 Act; (ii) it will upon request provide reports and certifications in a mutually agreed upon form to the Trust’s Chief Compliance Officer regarding the foregoing, and (iii) it will maintain appropriate records in accordance with Rule 38a-1;
          (g) to the extent practicable and to the extent such documents are provided to the Distributor in advance, it will comply with any requirements of the Company’s registration statement, including any exemptive order’s issued to the Company;

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          (h) to the extent practicable and to the extent such document is provided to the Distributor in advance, the Distributor will comply with the Company’s portfolio holdings disclosure policy in the event that the Distributor has access to the Company’s portfolio holdings prior to their public dissemination (such information shall in any event be treated as Confidential Information pursuant to Section 9.11);
          (i) it is not an “affiliated person” (as defined under the Investment Company Act of 1940, as amended) with any Listing Exchanges or any underlying index provider for any Fund.
          (j) it shall not give any information or make any representations other than those contained in the current Prospectus or Sales Materials of the Company filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of the Company for the Distributor’s use; and
          (k) it may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable rules and regulations, and, if necessary, filed with the appropriate regulatory agency and approved by the Company prior to use. Any use of Company’s names, logos, trademarks, and service marks shall be subject to Company’s prior written authorization, as described in Section 9.01.
     3.03 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 3, EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, TITLE, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.
SECTION 4 REGISTRATION OF SHARES
The Company agrees that it will take all action necessary to register or qualify Shares under the federal and state securities laws so that there will be available for sale the number of Shares necessary in connection with the number of Creation Units the Distributor may reasonably be expected to sell and to pay all fees associated with said registration. The Company will make available to the Distributor such number of copies of its Prospectus and Sales Materials as the Distributor may reasonably request. The Company will furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Creation Units of the Company. The Distributor shall deliver copies of the Prospectus of the Company as then amended or supplemented (or where appropriate, the product description, as approved by the Distributor, in lieu of such Prospectus) to authorized participants (and, upon request, copies of the statement of additional information), except where such delivery is not required by applicable law. In addition, the Distributor shall ensure that all requests to the Distributor for prospectuses and statements of additional information are fulfilled by providing information regarding such fulfillment requests to the relevant party designated by the Company.
SECTION 5 AGREEMENTS WITH AUTHORIZED PARTICIPANTS
The Distributor will enter into agreements (each, an “Authorized Participant Agreement”) with authorized participants for the creation and redemption of Creation Units of a Fund. Each authorized participant shall be a registered broker/dealer, a clearing agency registered with the SEC or a participant in the system for book-entry of the Depository Trust Company. Distributor shall only enter into Authorized Participant Agreements with participants who have been approved in writing by Company. Each Authorized Participant Agreement will include such terms and conditions as the Distributor and the Company’s investment advisor deem necessary or appropriate from time to time.

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SECTION 6 EXPENSES
     6.01 Company Expenses. The Company will pay or cause its investment advisor to pay all fees and expenses (i) in connection with the preparation, setting in type and filing of any Prospectus or Sales Materials under the 1933 Act and amendments for the issue of its Shares or Creation Units; (ii) in connection with the qualification of Shares for sale in the various states in which the board of trustees of the Company will determine advisable to qualify such Shares for sale; (iii) of preparing, setting in type, printing and mailing any report or other communication to shareholders or authorized participants of the Company in their capacity as such; (iv) in connection with printing and mailing any Prospectus or Sales Materials to Distributor and (v) all other expenses incurred in connection with the issuance of the Shares and the Creation Units and listing of the Shares on the Listing Exchanges.
     6.02 Distributor Expenses. The Distributor shall bear the following costs and expenses relating to the distribution of Creation Units of the Funds: (1) the costs of processing and maintaining records of creations of Creation Units; (2) the costs of maintaining the records required of a broker-dealer under the 1934 Act; (3) the expenses of maintaining its registration or qualification as a dealer or broker under federal or state laws; and (4) all other expenses incurred in connection with the distribution services contemplated herein, except as the parties mutually agree or as specifically provided in this Agreement or the Services Agreement, dated October 9, 2009 (“Services Agreement”) between the Distributor and the Company’s investment advisor.
SECTION 7 INDEMNIFICATION AND LIMITATION OF LIABILITY
     7.01 Third Party Indemnification of Distributor.
          (a) The Company agrees to indemnify, defend and hold harmless, the Distributor, each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act from and against any loss, liability, claim, damages or expense, arising from a claim by a third party based upon (i) any person acquiring any Shares, based upon the ground that the Prospectus, any Sales Materials, a shareholder report or other information filed or made public by the Company (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading; provided, however, that such indemnification shall not apply to the extent that such statement or omission was made in reasonable reliance upon, and in conformity with, information furnished to the Company by or on behalf of the Distributor; or (ii) Company’s breach of this Agreement.
          (b) In no case (i) will this Section apply in any way to protect the Distributor against any liability to the Company or its Shareholders to which the Distributor or such person otherwise would be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of breach of its obligations and duties under this Agreement, or (ii) shall the Company have any obligation under this Section with respect to any claim made against the Distributor or any person indemnified unless the Distributor or other person will have notified the Company in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim will have been served upon the Distributor or such other person (or after the Distributor or the person will have received notice of service on any designated agent).
          (c) The Company will also not indemnify any indemnitee with respect to any untrue statement or omission made in the registration statement or prospectus with respect to Shares purchased after the effective date of such updated registration statement or prospectus (or an amendment thereof or supplement thereof) if an updated copy of the prospectus (or such amendment or supplement) that does not contain such untrue statement or omission was provided by the Company to the Distributor and the Distributor did not send or give such updated prospectus (or amendment or supplement) to the authorized participant asserting any such loss, liability, claim, damage or expense at or before the written purchase confirmation to such authorized participant in any case where such delivery is required by the 1933 Act

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and the Company had notified the Distributor of the amendment or supplement within a reasonable period of time prior to the sending of the confirmation.
          (d) With respect to each Action for which the Company indemnifies the Distributor pursuant to this Section, the Company will assume all costs and expenses in the defense and shall have sole control of the defense and settlement negotiations. Distributor shall reasonably cooperate with Company in the defense, at Company’s sole expense. The indemnifying party shall not enter into any stipulated judgment or settlement that purports to bind the indemnified party without the indemnified party’s express written authorization, which shall not be unreasonably withheld or delayed. In the event that the Company fails to retain counsel in connection with the defense of a matter entitled to indemnification hereunder or the counsel retained is unwilling or unable to represent both the Company and the Distributor, either (a) the Company will select new counsel that is capable of representing both the Company and the Distributor or (b) the Distributor shall be entitled to retain separate counsel, at the Company’s expense, in connection with the Distributor’s defense of the applicable Action.
          (e) The Distributor agrees to notify the Company promptly of the commencement of any litigation or proceedings against it or any of its officers in connection with the issue and sale of any of the Company’s Shares.
     7.02 Third Party Indemnification of the Company.
          (a) The Distributor agrees to indemnify, defend and hold harmless the Company, each of its trustees and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act, from and against any loss, liability, damages, claim or expense, arising from a claim by a third party based upon (i) the 1933 Act or any other statute or common law and arising by reason of any person acquiring any Shares and alleging a wrongful act of the Distributor or any of its employees or alleging that the Prospectus, any Sales Materials, a shareholder report or other information filed or made public by the Company (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reasonable reliance upon and in conformity with information furnished to the Company by or on behalf of the Distributor; or (ii) Distributor’s breach of this Agreement.
          (b) In no case (i) will this Section apply in any way to protect the Company or any other person against any liability to which the Company or such other person would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its breach of its obligations and duties under this Agreement, or (ii) shall the Distributor have any obligation under this Section with respect to any claim made against the Company or any person indemnified unless the Company or person, as the case may be, will have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim will have been served upon the Company or upon any person (or after the Company or such person will have received notice of service on any designated agent).
          (c) With respect to each Action for which the Distributor indemnifies the Company pursuant to this Section, the Distributor will assume all costs and expenses in the defense and shall have sole control of the defense and settlement negotiations. Company shall reasonably cooperate with Distributor in the defense, at Distributor’s sole expense. The indemnifying party shall not enter into any stipulated judgment or settlement that purports to bind the indemnified party without the indemnified party’s express written authorization, which shall not be unreasonably withheld or delayed. In the event that the Distributor fails to retain counsel in connection with the defense of a matter entitled to indemnification hereunder or the counsel retained is unwilling or unable to represent both the Distributor and the Company, either (a) the Distributor will select pew counsel that is capable of representing both the Distributor and the Company or (b) the Company shall be entitled to retain separate counsel, at the Distributor’s expense, in connection with the Company’s defense of the applicable Action.

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          (d) The Company agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or trustees in connection with the issuance or sale of any of its Shares.
     7.03 Consequential Damages. Except with regard to a breach of Section 9.11, in no event and under no circumstances will either party to this Agreement be liable to anyone, including, without limitation, the other party, for consequential damages for any act or failure to act under any provision of this Agreement. For the avoidance of doubt, consequential damages awarded to or agreed to in settlement by the indemnifying party with a third party in connection with an indemnity obligation under this Agreement shall be deemed “direct damages” for purposes of this Section 7.03.
SECTION 8 TERM AND TERMINATION
     8.01 Term. This Agreement will be effective upon its execution, and, unless terminated as provided, will continue in force for two years and thereafter from year to year, provided that such annual continuance is approved by (i) either the vote of a majority of the board of trustees of the Company or the vote of a majority of the outstanding voting securities of each Fund and (ii) the vote of a majority of those trustees of the Company who are not parties to this Agreement, to any other distribution agreement relative to any securities of any Fund, or to the Company’s distribution plan for any Fund, or interested persons of any such party (the “Qualified Trustees”) cast in person at a meeting called for the purpose of voting on the approval.
     8.02 Termination. This Agreement may be terminated at any time without penalty by a vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Company upon not less than sixty days prior written notice to the other party. This Agreement shall automatically terminate upon its assignment. As used in this paragraph, the terms “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” will have the respective meanings specified in the 1940 Act. In the event the Company gives notice of termination, all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, and all trailing expenses incurred by Distributor, will be borne by the Company. This Agreement may be terminated by the Distributor without penalty only upon termination of the Services Agreement in accordance with its terms. Either party may terminate this Agreement on written notice to the other party if the other party is in material breach of its obligations hereunder and fails to cure the breach within thirty (30) days of such written notice. In addition, either party may, in its sole discretion, elect to terminate this Agreement on written notice to the other party upon the bankruptcy or insolvency of the other party or upon the commencing voluntary or involuntary winding up, or upon the filing of any petition seeking the winding up of the other party. The following Sections shall survive any expiration or termination of this Agreement: 7, 8, and 9.
SECTION 9 MISCELLANEOUS
     9.01 Publicity. During the term and at all times after the termination or expiration of this Agreement, Distributor shall not make any media release or other public announcement relating to or referring to this Agreement without the written consent of Company. Distributor shall acquire no right to use, and shall not use, without Company’s prior written consent, the terms or existence of this Agreement, the names, trade names, trademarks, service marks, artwork, designs, or copyrighted materials, of Company, its related or subsidiary companies, parent, employees, trustees, shareholders, assigns, successors or licensees: (a) in any advertising, publicity, press release, client list, presentation or promotion; (b) to express or to imply any endorsement of Distributor or Distributor’s services; or (c) in any manner other than expressly in accordance with this Agreement. The foregoing shall not limit disclosures that may be mandated by applicable law, but only to the extent such disclosure is expressly required for compliance.
     9.02 Records. The books and records pertaining to the Company, which are in the

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possession or under the control of Distributor, will be the property of the Company. Such books and records will be prepared and maintained as required under the 1940 Act and other applicable securities laws, rules and regulations. The Company and its authorized persons will have access to such books and records at all times during the Distributor’s normal business hours. Upon the reasonable request of the Company, the Distributor will provide copies of such books and records to the Company or its authorized persons, at the Company’s expense. Distributor agrees to cooperate with the Company to assist Company in providing materials for and preparing, upon Company’s reasonable request, materials related to the services provided by the Distributor herein that are required by applicable law or regulation to be presented to the Company’s board of trustees.
     9.03 Independent Contractor. The Distributor will undertake and discharge its obligations hereunder as an independent contractor. Neither Distributor nor any of its officers, directors, employees or representatives is or will be an employee of a Fund in connection with the performance of Distributor’s duties hereunder. Distributor will be responsible for its own conduct and the employment, control, compensation and conduct of its agents and employees, and for any injury to such agents or employees or to others through its agents and employees. Any obligations of Distributor hereunder may be performed by one or more third parties or affiliates of Distributor.
     9.04 Notices. All notices provided for or permitted under this Agreement will be deemed effective upon receipt, and will be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below. Notices to the Distributor will be sent to the attention of: General Counsel, SEI Investments Distribution Co., 1 Freedom Valley Drive, Oaks, Pennsylvania 19456. Notices to the Company will be sent to the attention of: George M. Pereira, Treasurer and Principal Financial Officer, Schwab Strategic Trust, 211 Main Street, San Francisco, California 94105, with a copy to Koji E. Felton, Senior Vice President and Deputy General Counsel, Charles Schwab & Co., 211 Main Street, San Francisco, California 94105.
     9.05 Dispute Resolution. Whenever either party desires to institute legal proceedings against the other party concerning this Agreement, it will provide written notice to that effect to such other party. The party providing such notice will refrain from instituting said legal proceedings for a period of thirty (30) days following the date of provision of such notice. During such period, the parties will attempt in good faith to amicably resolve their dispute by negotiation among their executive officers.
     9.06 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought.
     9.07 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Delaware without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the state of Delaware, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the latter will control.
     9.08 Counterparts. This Agreement may be executed in two or more counterparts, all of which will constitute one and the same instrument. Each such counterpart will be deemed an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement will be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.
     9.09 Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of

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a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: war; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party. If a force majeure prevents Distributor’s performance hereunder for more than thirty (30) days, Company may terminate this Agreement on written notice to Distributor.
     9.10 Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination will have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement will be enforceable as so modified.
     9.11 Confidential information.
          (a) General. The Distributor and the Company (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Distributor and the Company (in such capacity, the “Disclosing Party”) in connection with this Agreement. The Receiving Party wilt not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than those employees, affiliates, agents, contractors, subcontractors and licensees of the Receiving Party who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party (a) will take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) will not use the Disclosing Party’s Confidential Information, or authorize other persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder. As used herein, “reasonable steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps will in no event be less than a reasonable standard of care.
          (b) Confidential Information. The term “Confidential Information,” as used herein, will mean all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement.
          (c) Exclusions. The provisions of this Section respecting Confidential Information will not apply to the extent, but only to the extent, that such Confidential Information is: (a) already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party will advise the Disclosing Party (unless precluded by the applicable process from giving such notice) of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

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THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF
SEI INVESTMENTS DISTRIBUTION CO.

          (d) Duties. The Receiving Party will advise its employees, agents, contractors, subcontractors and licensees, and will require its agents and affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section, and will be responsible for ensuring compliance by its and its affiliates’ employees, agents, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party will require all persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section. The Receiving Party will promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such persons.
          (e) Treatment of Confidential Information Upon Termination. Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly will return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Distributor will have no obligation to return or destroy Confidential Information of the Company that resides in save tapes of Distributor; provided, however, that in either case all such Confidential information retained by the Receiving Party will remain subject to the provisions of Section 9.11 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party will certify in writing its compliance with the provisions of this paragraph.
     9.12 Ownership. “Company Intellectual Property” shall mean any intellectual property provided by Company or its agents to Distributor for use in connection with this Agreement, including, but not limited to, any data, images, programming, computer code, photographs, illustrations, graphics, audio clips, video clips, or text. Distributor shall only use the Company Intellectual Property in the form provided by Company. Company hereby grants to Distributor, solely for the performance of this Agreement for Company’s benefit a non-exclusive, non-transferable, non-sublicensable right to access, operate, and use the Company Intellectual Property. Except for the foregoing limited license, nothing contained herein shall be construed as granting Distributor any right, title, or interest, express or implied, in or to any Company intellectual Property. Company reserves all rights in the Company intellectual Property.
     9.13 Insurance. The Distributor agrees to maintain liability insurance coverage which is, in scope and amount, consistent with coverage customary in the industry for distribution activities similar to the distribution activities provided to the Company hereunder. The Distributor will notify the Company upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage that may materially and adversely affect the Company’s rights hereunder. Such notification will include the date of change and the reason or reasons therefore. The Distributor will notify the Company of any material claims against it, whether or not covered by insurance that may materially and adversely affect the Company’s rights hereunder.
     9.14 Trustees’ Limitation of Liability. The names “Schwab Strategic Trust” and “Trustees of Schwab Strategic Trust” refer respectively to the Delaware statutory trust created (the “Trust”) and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated as of January 26, 2009 to which reference is hereby made and a certificate of the Trust is on file at the office of the Secretary of State of Delaware and elsewhere as required by law, and to any and all amendments thereto. The obligations of “Schwab Strategic Trust” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

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THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF
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     9.15 Additional Funds. In the event that the Company establishes one or more classes or series of exchange-traded funds in addition to the Funds listed on Schedule A, with respect to which the Company desires to have the Distributor render services under the terms hereof, it shall so notify the Distributor in writing; and, if the Distributor agrees in writing to provide such services, then each such additional class or series shall become a Fund hereunder, and Schedule A shall thereupon be amended to add the name of each such new Fund.
     9.16 Use of Distributor’s Name. The Company will not use the name of the Distributor, or any of its affiliates, in any Prospectus, Sales Materials, and other material relating to the Company in any manner without the prior written consent of the Distributor (which will not be unreasonably withheld); provided, however, that the Distributor hereby approves all lawful uses of the names of the Distributor and its affiliates in the Prospectus and Sales Materials of the Company and in all other materials which merely refer in accurate terms to their appointment hereunder or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.
     9.17 Non-Solicitation. During the term of this Agreement and continuing through the first anniversary of the termination of this Agreement, neither party shall actively solicit any employee of the other party who has performed any material obligations under this Agreement, and with whom the hiring party has had direct contact under this Agreement, without the other party’s written consent. Notwithstanding the foregoing, neither party shall be precluded from (i) hiring an employee of the other party who independently approaches the party, or (ii) conducting general recruiting activities, such as participation in job fairs or publishing advertisements in publications or on Web sites for general circulation. In the event of a violation of this provision, the hiring party’s sole and exclusive obligation, and the other party’s sole and exclusive remedy, shall be a one-time payment in the amount of twenty-five percent (25%) of the employee’s first year base salary.
*****

Distribution Agreement (Exchange-Traded Fund)	Page 11
SEI 107938v10 (Rev. 6/2009)
THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF
SEI INVESTMENTS DISTRIBUTION CO.

IN WITNESS WHEREOF, the Company and Distributor have each duly executed this Agreement, as of the day and year above written.

SCHWAB STRATEGIC TRUST		SEI INVESTMENTS DISTRIBUTION CO.

By: Name:	/s/ Randall W. Merk Randall W. Merk	By: Name:	/s/ Maxine J. Chou Maxine J. Chou
Title:	CEO, CSIM	Title:	CFO & COO

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SEI 107938v10 (Rev. 6/2009)
THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF
SEI INVESTMENTS DISTRIBUTION CO.

SCHEDULE A
List of Funds
Schwab U.S Large-Cap ETF
Schwab U.S Large-Cap Value ETF
Schwab U.S Large-Cap Growth ETF
Schwab U.S Small-Cap ETF
Schwab International Small-Cap Equity ETF
Schwab International Equity ETF
Schwab Emerging Markets Equity ETF
Schwab U.S Broad Markets ETF
This Schedule A shall include any additional Funds launched throughout the term for which substantially similar services are provided by the Distributor.

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SEI 107938v10 (Rev. 6/2009)
THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF
SEI INVESTMENTS DISTRIBUTION CO.

SCHEDULE B
List of Services
Contract Management
•	Coordinate and execute Authorized Participant Agreements pursuant to Section 5 of this Agreement
FINRA Review
•	Conduct timely FINRA filing of materials

•	Respond timely to FINRA comments on marketing materials

•	Provide copy of such FINRA comments to Company promptly upon receipt
Other Services
•	Forward any complaints concerning the Company received by the Distributor to the Company, assist in resolving such complaints, and maintain a log of such complaints as required by applicable law;

•	Keep and maintain all books and records relating to the services provided by the Distributor in accordance with applicable law.

Distribution Agreement (Exchange-Traded Fund)	Page 14
SEI 107938v10 (Rev. 6/2009)
THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF
SEI INVESTMENTS DISTRIBUTION CO.